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                                                                     Exhibit 5.1
                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]

                                November 29, 1999



Board of Trustees
Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, Maryland  20852-4041

Ladies and Gentlemen:

          We are acting as counsel to Federal Realty Investment Trust, a Maryland real estate investment trust (the "Company"), in connection with its registration statement on Form S-3 (SEC File No. 333-63619) (the "Registration Statement"), previously declared effective by the Securities and Exchange Commission, relating to the proposed public offering of up to $500,000,000 in aggregate amount of one or more series of the Company's unsecured debt securities, preferred shares or common shares of beneficial interest, which may be offered and sold by the Company from time to time as set forth in a prospectus and one or more supplements thereto, all of which form a part of the Registration Statement. This opinion letter is rendered in connection with the proposed public offering of the Company's 8 3/4% Notes due December 1, 2009 (the "Notes"), as described in a Prospectus dated September 30, 1998 (the "Prospectus"), and a Prospectus Supplement dated November 23, 1999 (the "Prospectus Supplement"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.  An executed copy of the Registration Statement.

          2.  The Prospectus and the Prospectus Supplement.

          3. The Declaration of Trust of the Company, as certified by the Maryland State Department of Assessments and Taxation on November 17, 1999 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.
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          4.   The Bylaws of the Company, as certified by the Secretary of the
               Company on the date hereof as being complete, accurate, and in effect.

          5. Certain resolutions of the Board of Trustees of the Company (the "Board") adopted at a meeting held on September 2, 1998, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, authorizing, among other things, the filing of the Registration Statement and arrangements in connection therewith.

          6. Certain resolutions of the Board adopted by unanimous written consent on November 18, 1999, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, authorizing, among other things, the offer, issuance and sale of the Notes and arrangements in connection therewith.

          7. Certain resolutions of the Financing Committee of the Company adopted by unanimous written consent as of November 23, 1999, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, establishment of the Notes as a new series of the Company's unsecured debt securities under the Indenture dated as of September 1, 1998, between the Company and First Union National Bank, as Trustee (the "Indenture"), authorization of the Underwriting Agreement (as defined below), and arrangements in connection therewith, and the issuance of the Notes on the terms set forth therein and in accordance with the terms of the Indenture.

          8. An executed copy of the Underwriting Agreement and a Pricing Agreement each dated as of November 23, 1999, by and among the Company and the several Underwriters named therein, for whom Goldman, Sachs & Co., J.P. Morgan Securities Inc., First Union Securities, Inc., PNC Capital Markets, Inc. and Warburg Dillon Read LLC will act as representatives (together, the "Underwriting Agreement").

          9.   An executed copy of the Indenture.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents

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submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law"). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations or as to compliance with state securities (or "blue sky") laws, rules or regulations.

          Based upon, subject to and limited by the foregoing, we are of the opinion that, upon due authentication of the Notes by the Trustee and the due execution and delivery of the Notes on behalf of the Company against payment of the consideration for the Notes specified in the Underwriting Agreement, the Notes will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Notes are considered in a proceeding at law or in equity).

          The opinion as to enforceability expressed above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

          To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

          This opinion letter has been prepared for use solely in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof,

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which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ HOGAN & HARTSON L.L.P.

                                    HOGAN & HARTSON L.L.P.


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